Exhibit 99.1
LCA-Vision Reports 118% Increase in EPS and 51% Growth in Revenues
Procedure Volume Rises 47% and Same-Store Revenues Up 48%
Full-Year 2005 EPS Guidance Revised Upward to $1.40 — $1.45
Cincinnati, October 25, 2005 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced financial and operational results for the three months and nine months ended September 30, 2005.
Third Quarter 2005 Financial & Operational Highlights
•	Earnings per share increased 118% to $0.37 from $0.17.

•	Revenues grew 51% to approximately $47.0 million from approximately $31.2 million.

•	Procedure volume rose 47% to 34,187 from 23,248.

•	Same-store revenues were up 48% at vision centers open at least 12 months.

•	Opened three new LasikPlus vision centers in Milwaukee, Wisconsin; Phoenix, Arizona; and Austin, Texas.
Net Income & Earnings Per Share
Third quarter 2005 net income increased 121% to approximately $7.9 million from approximately $3.6 million in the third quarter of 2004. Third quarter 2005 earnings per diluted share increased 118% to $0.37 from $0.17 in the third quarter of 2004.
Commenting on third quarter results, Chairman and Chief Executive Officer, Stephen N. Joffe, said, “LCA-Vision continued its strong financial and operational performance in 2005’s third quarter. We grew procedure volume 47% and same-store revenues 48%, reflecting our continued ability to capture additional market share. Consumers continue to prefer our combination of advanced technology, experience, and exceptional quality of patient care at an affordable value price, propelling us to substantially outpace projected industry growth rates.”
Mr. Joffe added, “Yesterday we announced the opening of our newest LasikPlus vision center in Portland, Oregon. LasikPlus vision centers are now located in 23 states, serving 34 markets, and reaching approximately 37% of the United States population. Other LasikPlus vision centers opened so far this year include Sacramento, California; Norfolk, Virginia; Hartford, Connecticut; Milwaukee, Wisconsin; Phoenix, Arizona; and Austin, Texas.”
Revenues & Operating Income
Revenues grew 51% to approximately $47.0 million in 2005’s third quarter from approximately $31.2 million in 2004’s third quarter, and procedure volume increased 47% to 34,187 from 23,248. Revenue per procedure increased 3% to $1,376 in the third quarter of 2005 from $1,342 in the third quarter of 2004, and operating income increased 117% to approximately $12.0 million from approximately $5.5 million. Operating margins increased to 25.6% in the third quarter of 2005 from 17.7% in the third quarter of 2004.

Solid Cash Position
Cash provided by operations in the first nine months of 2005 grew to approximately $32.7 million from approximately $20.8 million in the first nine months of 2004. Cash and cash equivalents increased to approximately $109.6 million as of September 30, 2005 from approximately $107.3 million as of June 30, 2005 and approximately $82.8 million as of September 30, 2004.
Year-To-Date Results
For the nine months ended September 30, 2005, the company reported net income of approximately $25.1 million, or $1.17 per diluted share, compared with net income of approximately $27.1 million or $1.31 per diluted share for the nine months ended September 30, 2004. Included in 2004’s year-to-date financial results was the reversal and usage of the valuation allowance against deferred tax assets of approximately $15.7 million related to federal and state net operating loss carryforwards generated in prior years. Excluding the change in the valuation allowance against deferred tax assets, year-to-date 2005 net income increased 118% to $25.1 million from $11.5 million, and earnings per diluted share more than doubled to $1.17 from $0.55. Management believes that excluding the change and usage of the valuation allowance against deferred tax assets is a meaningful disclosure as it allows for year-over-year comparisons of financial results on a consistent basis.
For the nine months ended September 30, 2005, revenues grew 54% to approximately $145.6 million from approximately $94.4 million, and procedure volume increased 51% to approximately 107,775 procedures from approximately 71,611 procedures performed in the first nine months of 2004. For the nine months ended September 30, 2005, operating income increased 117% to approximately $40.3 from approximately $18.6 million for the nine months ended September 30, 2004, and operating margins increased to 27.7% from 19.7%.
Share Repurchase
In May 2005, LCA-Vision announced that it had been authorized by its board of directors to purchase up to 1,000,000 shares of its common stock. During the quarter, 50,000 shares of common stock were repurchased at an average cost of $44.19 per share.
Outlook
LCA-Vision is again increasing its full-year 2005 earnings guidance and now expects full-year 2005 earnings per diluted share to be between $1.40 and $1.45, up from guidance previously provided of $1.25 to $1.30.
Conference Call & Webcast
A conference call and webcast will be held today, Tuesday, October 25, 2005 at 10:00 a.m. (ET). To access the call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 999 54 95. The webcast and presentation will be available at the investor relations section of LCA-Vision’s website.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2005, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning global and local economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; adverse financial consequences in connection with the expensing of stock options or other equity-based compensation; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 47 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. LCA-Vision is one of the only publicly traded companies within the United States that focuses exclusively on laser vision correction services. We have performed over 500,000 laser vision correction procedures in our vision centers in the United States and Canada since 1991. LasikPlus laser vision correction centers are staffed with skilled ophthalmologists and optometrists and other healthcare professionals. Advanced diagnostic equipment and multiple laser brands are used to help correct nearsightedness, farsightedness and astigmatism. LasikPlus laser vision correction centers are generally located in major cities throughout the United States. Additional information is available at our corporate websites: www.lca-vision.com or www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues — Laser refractive surgery	$47,031	$31,203	$145,612	$94,406

Operating costs and expenses
Medical professional and license fees	8,629	5,733	26,893	18,090
Direct costs of services	13,049	10,526	39,973	30,506
General and administrative expenses	3,307	2,232	9,870	6,827
Marketing and advertising	7,995	5,400	22,797	15,180
Depreciation and amortization	2,023	1,775	5,779	5,233

Operating income	12,028	5,537	40,300	18,570

Equity in earnings from unconsolidated businesses	222	99	245	284
Minority equity interest	(4)	(150)	(415)	(455)
Net interest	1,049	627	2,289	1,491
Other income	45	17	88	25

Income before taxes on income	13,340	6,130	42,507	19,915

Income tax expense (benefit)	5,394	2,535	17,423	(7,258)

Net income	$7,946	$3,595	$25,084	$27,173

Income per common share
Basic	$0.39	$0.18	$1.23	$1.35
Diluted	$0.37	$0.17	$1.17	$1.31

Dividends declared per share	$0.08	$0.05	$0.24	$0.05

Weighted average shares outstanding
Basic	20,611	20,148	20,426	20,069
Diluted	21,576	20,802	21,453	20,748

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets
Cash and cash equivalents	$109,623	$86,588
Accounts receivable, net of allowance for doubtful accounts of $3,057 and $2,260	11,930	8,662
Receivables from vendors	2,151	1,077
Prepaid expenses and other	2,650	2,420
Deferred tax assets	3,369	6,015

Total current assets	129,723	104,762

Property and equipment	57,277	50,374
Accumulated depreciation and amortization	(37,192)	(31,743)

Property and equipment, net	20,085	18,631

Accounts receivable, net of allowance for doubtful accounts of $590 and $605	1,306	1,171
Goodwill	275	275
Deferred compensation plan assets	2,154	1,187
Investment in unconsolidated businesses	1,104	168
Deferred tax assets	2,293	2,593
Other assets	735	790

Total Assets	$157,675	$129,577

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$3,177	$4,964
Accrued liabilities and other	9,199	7,474
Income taxes payable	1,646	100
Debt maturing in one year	1,150	542

Total current liabilities	15,172	13,080

Capital lease obligations	357	376
Deferred compensation liability	2,154	1,215
Insurance reserve	3,847	2,568
Minority equity interest	39	501

Stockholders’ investment
Common stock ($0.001 par value; 24,254,526 and 23,767,353 shares and 20,653,732 and 20,216,559 shares issued and outstanding, respectively)	24	24
Contributed capital	141,334	134,708
Common stock in treasury, at cost (3,600,794 shares and 3,550,794 shares)	(17,671)	(15,462)
Accumulated earnings (deficit)	12,441	(7,732)
Accumulated other comprehensive (loss) income	(22)	299

Total stockholders’ investment	136,106	111,837

Total Liabilities and Stockholders’ Investment	$157,675	$129,577

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Nine Months Ended	September 30,
	2005	2004
Cash flow from operating activities:
Net income	$25,084	$27,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,779	5,233
Provision for loss on doubtful accounts	782	946
Deferred income taxes	2,946	(9,101)
Deferred compensation	939	506
Insurance reserve	1,279	1,111
Equity in earnings of unconsolidated affiliates	(245)	(284)
Distribution from minority equity investees	186	150
Changes in working capital:
Accounts receivable	(4,185)	(4,861)
Receivables from vendors	(1,074)	(32)
Prepaid expenses, inventory and other	(230)	515
Accounts payable	(1,787)	(2,920)
Income taxes payable	1,546	9
Accrued liabilities and other	1,720	2,348

Net cash provided by operations	$32,740	$20,793

Cash flow from investing activities:
Purchase of property and equipment	(6,796)	(3,745)
Deferrred compensation plan	(967)	(508)
Increase in investment of unconsolidated affiliate	(883)	—
Other, net	149	187

Net cash used in investing activities	$(8,497)	$(4,066)

Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(714)	—
Shares repurchased for treasury stock	(2,209)	—
Exercise of stock options	6,626	2,261
Dividends paid to stockholders	(4,911)	(1,075)

Net cash used/provided by financing activities	(1,208)	1,186

Increase in cash and cash equivalents	23,035	17,913

Cash and cash equivalents at beginning of period	86,588	64,908

Cash and cash equivalents at end of period	$109,623	$82,821